Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

DaVita HealthCare Partners Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-169467, No. 33-84610, No. 33-83018, No. 33-99862, No. 33-99864, No. 333-01620, No. 333-34693, No. 333-34695, No. 333-46887, No. 333-75361, No. 333-56149, No. 333-30734, No. 333-30736, No. 333-63158, No. 333-86550, No. 333-86556, No. 333-144097 and No. 333-158220), Form S-4 (No. 333-182572) and Forms S-3 (No. 333-169690 and No. 333-183285) of DaVita HealthCare Partners Inc. of our reports dated February 28, 2013, which states that effective January 1, 2012, the Company adopted accounting standards updates relating to the presentation and disclosure of patient service revenue, provision for bad debts, and the allowance for doubtful accounts and to the presentation of comprehensive income with respect to the consolidated balance sheets of DaVita HealthCare Partners Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2012, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of DaVita HealthCare Partners Inc.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2012 contains an explanatory paragraph that states that the gross amount of total assets and revenue of HealthCare Partners Holdings LLC that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2012 are $6,300 million and $477 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of this entity.

/s/     KPMG LLP

Seattle, Washington

February 28, 2013